EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

(1) Gregory Gold Producers, Inc., a Colorado corporation, 100% owned by Wits Basin Precious Minerals Inc.

(2) Wits-China Acquisition Corp. Inc., a Minnesota corporation, 100% owned by Wits Basin Precious Minerals Inc.

(3) Wits Basin (BVI) Ltd. a British Virgin Islands corporation, 100% owned by Wits Basin Precious Minerals Inc (f/k/a China Global Mining Resources Limited, renamed in January 2009).

(4) Hunter Bates Mining Corporation, a Minnesota corporation, 100% owned by Wits Basin Precious Minerals Inc.

(5) Maanshan Global Mining Resources Limited, a People’s Republic of China corporation, 100% owned by Wits Basin (BVI) Ltd.

(6) China Global Mining Resources (BVI) Limited, a British Virgin Islands corporation, effective March 17, 2009, 50% owned by Wits Basin Precious Minerals Inc.